Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: October 26, 2023

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com
Kennametal names William M. Lambert as Chairman of the Board
PITTSBURGH, (October 26, 2023) – Kennametal Inc. (NYSE: KMT) announced today that its Board of Directors has unanimously appointed William M. Lambert as Chairman of the Board effective November 1, 2023. Lambert succeeds Lawrence W. Stranghoener, who is stepping down from the Chairman role after serving as either Chairman of the Board or Independent Lead Director since 2015.
This change is in line with the Company’s overall corporate governance and succession planning process. The underlying composition of the Board is unaffected, and Stranghoener will remain on the Board of Directors and serve on its Audit Committee.
“Bill has been a valuable member of our board of directors since 2016 and is perfectly suited to step into the role of Chairman,” said Stranghoener. “His extensive experience in global manufacturing, business strategy, product development and finance will serve the company well as we continue to advance our growth and innovation strategy to drive above market growth and margin expansion and deliver for our shareholders.”

About Lambert
William (Bill) Lambert has been an independent director of the Kennametal Board since 2016 and has been chair of the Audit Committee since 2019. He is also a member of the Board of Directors of MSA Safety Incorporated (“MSA”), a global leader in the manufacture and supply of workplace safety products. He is the retired President and Chief Executive Officer of MSA, having served in this position from 2008 until May 2018.
Lambert has been a director on MSA’s Board since 2007, holding the Chairman position from May 2015 through May 2020. He joined MSA in 1981 as a design engineer and over the years served the company in a variety of capacities of increasing responsibility.
Lambert previously served on the Board of Directors of EQT Corporation, a natural gas producer, from November 2018 through July 2019. He has achieved “Fellow” status with the National Association of Corporate Directors (NACD).
He holds a Bachelor’s degree in Mechanical Engineering from Penn State University and a Master’s degree in Industrial Administration from Carnegie Mellon University.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,700 employees are helping customers in nearly 100 countries stay competitive. Kennametal generated $2.1 billion in revenues in fiscal 2023. Learn more at www.kennametal.com. Follow @Kennametal: X (formerly Twitter), Instagram, Facebook, LinkedIn and YouTube.